EXHIBIT 99.1

Contact:
Richard K. Arter Investor Relations 941-362-1200
Richard J. Dobbyn Chief Financial Officer 941-362-1200

Sun Hydraulics Corporation Fourth Quarter Sales Increase 33%
Orders Show Continued Strength
Investor Open House to be Held March 2

SARASOTA, Fla., February 08, 2005 — Sun Hydraulics Corporation (Nasdaq: SNHY) today reported that sales for the fourth quarter ended December 25, 2004, were $23.4 million, an increase of 33% compared to the fourth quarter of 2003. For the year, sales were $94.5 million, representing a 33% increase compared to 2003 sales. As of this reporting, all sales figures are un-audited.

Sales by business segment

The 33% increase in sales in the fourth quarter 2004 over 2003, was comprised of a 38% shipment increase in the United States operation, a 26% increase in shipments from the United Kingdom operation, a 26% increase in shipments from the German operation and an 18% increase in shipments from the Korean operation.

For the year, the 33% increase in sales was across all operating segments. The United States operation increased 38%, the United Kingdom operation increased 18%, the German operation increased 38% and the Korean operation increased 27%.

Commenting on year-end results, Sun’s President and CEO Allen Carlson said, “2004 was a banner year for Sun globally, but it was especially nice to see the rebound in domestic activity. We ended the year with a very strong order rate in December and that has continued into January this year. Because our order to ship cycle is so short, the high order rates in December and January should lead to a good first quarter. All of the actions we took during the prolonged downturn have resulted in our continuing ability to improve productivity, meet the increased demand and satisfy our customers’ requirements. Our production groups, engineering support staff and all of our employees and suppliers have done a commendable job in being responsive to customer needs,” Carlson concluded.

Investor Open House, Webcast

On Wednesday, March 2, 2005, Sun Hydraulics will host an Investor Open House at the Company’s facility at 701 Tallevast Road, Sarasota, Florida, starting at 3:30 PM. Sun will webcast its fourth quarter/year end conference call live from the open house beginning promptly at 4:00 P.M. After the conference call is completed, guests are invited to tour Sun’s facilities and share in refreshments. Anyone wishing to attend should RSVP to Richard Arter at 941-362-1200 or via email at investor@sunhydraulics.com.

To listen to the webcast, go to http://investor.sunhydraulics.com/medialist.cfm. Anyone wishing to submit questions to the Company via email, which will then be answered during the webcast,

can submit them to investor@sunhydraulics.com anytime prior to the webcast. Those wishing to dial in can access the conference call at 1-800-289-0517.

Fourth Quarter, Year End Release

Sun Hydraulics will release complete fourth quarter and year-end 2004 financial results on Tuesday, March 1, 2005, at approximately 11:00 A.M. E.T. For more information about Sun, please visit our website at http://www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward- looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended September 25, 2004, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended December 27, 2003. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.